Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PACCAR Financial Corp. for the registration of senior debt securities and to the incorporation by reference therein of our report dated February 26, 2015, with respect to the financial statements of PACCAR Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31 ,2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 5, 2015